Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Summit Materials, LLC of our report dated May 1, 2012 (December 6, 2013 as to Note 4), relating to the consolidated statements of operations, comprehensive (loss) income, changes in redeemable noncontrolling interest and member’s interest, and cash flows of Summit Materials, LLC and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective adjustments for discontinued operations) for the year ended December 31, 2011 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

March 28, 2014